Exhibit 5.1

NIXON PEABODY LLP

Two Embarcadero Center

San Francisco, California 94111

August 17, 2004

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Ladies and Gentlemen:

We have acted as counsel to Placer Sierra Bancshares, a California corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of registering with the Commission an aggregate of 2,771,981 shares of the Company’s common stock, no par value per share (the “Common Stock”), consisting of 2,224,297 shares of Common Stock reserved for issuance pursuant to the Company’s 2002 Stock Option Plan, as amended and restated (the “Placer Plan”), 528,763 shares of the Company’s Common Stock reserved for issuance in accordance with the terms and conditions of the Southland Capital Co. 2002 Stock Option Plan (the “Southland Plan” and, together with the Placer Plan, the “Plans”), 12,336 shares of Common Stock reserved for issuance pursuant to the Joseph F. Heitzler Nonstatutory Stock Option Agreements and 6,585 shares of Common Stock reserved for issuance pursuant to the Jaynie M. Studenmund Nonstatutory Stock Option Agreements (collectively, the “Agreements”) and such indeterminate number of shares as may be issued under the Plans and Agreements by reason of any anti-dilution provisions, stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. This opinion is being delivered to you in connection with the Registration Statement.

In connection with the foregoing, we have examined, among other documents: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to the date hereof; (iii) the by-laws of the Company, as amended to the date hereof; (iv) the Plans and (v) the Agreements. We also have reviewed the originals or copies certified or otherwise identified to our satisfaction of such corporate records, certificates and documents and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company or representatives of the Company and do not opine as to the accuracy of any such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

In rendering the opinions expressed below, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

In addition, we have assumed that, at or prior to the time of issuance and sale of any of the shares of Common Stock being registered pursuant to the Registration Statement (the “Shares”) (i) no stop order shall have been issued in respect of the Registration Statement; (ii) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Shares; and (iii) the Company shall not have effected any material change to its Articles of Incorporation, its by-laws, the Plans or the Agreements.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which Shares are issued pursuant to the Plans and the Agreements, (b) the Shares to be issued pursuant to the Plans and Agreements have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the shareholders of the Company and the Board of Directors or a duly designated committee of the Board of Directors of the Company shall have been taken to duly authorize the Plans and the Agreements and the issuance of options, other rights and Common Stock to be issued pursuant to the Plans and Agreements (the “Corporate Action”), and (d) the options, other rights and Shares to be issued pursuant to the Plans and Agreements have been delivered pursuant to and in accordance with the terms of the Plans, Agreements and related agreements and instruments against payment therefor in accordance with the terms of the relevant Corporate Action, the Plans, Agreements and the related agreements and instruments, we are of the opinion that the 2,771,981 Shares issuable pursuant to the Plans and Agreements, and an indeterminate number of shares of Common Stock as may be issued by reason of any anti-dilution provisions, stock split, stock dividend, recapitalization or similar transaction, will have been duly authorized, validly issued, fully paid and non-assessable pursuant to the provisions of the California General Corporation Law.

The foregoing opinion is limited to the General Corporation Law of the State of California (including the applicable provisions of the California Constitution and reported judicial decisions interpreting that Law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission. We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States, to the extent so required, in connection with the registration of the Shares.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

Very truly yours,

/s/    NIXON PEABODY LLP